UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

November 19, 2014

MAGELLAN HEALTH, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-6639	58-1076937
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

4800 Scottsdale Road, Suite 4400
Scottsdale, Arizona	85251
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 572-6050

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Matters

Magellan Health, Inc. (the “Company”) currently has a contract with the Louisiana Department of Health and Hospitals (the “Louisiana Department”) to manage behavioral health care for Medicaid recipients and other beneficiaries through the Louisiana Behavioral Health Partnership (the “Current Contract”). The Current Contract, which generates annual revenue of approximately $150 million, is currently scheduled to expire on February 28, 2015. The Company submitted a proposal pursuant to a request for proposals issued by the Louisiana Department for a new expanded contract including the management of behavioral health care and other new services for Medicaid and other beneficiaries with a term ending on December 31, 2016 (the “New Contract”).  The Louisiana Department recently notified the Company that it was the successful bidder and that it intends to recommend that the Company be awarded the New Contract.

At a subsequent meeting with the Company shortly after notice of the award of the New Contract, the Louisiana Department informed the Company that it has decided that the term of the New Contract will be for a shortened term expiring on November 30, 2015 instead of December 31, 2016, after which the behavioral health care and other services to Medicaid and other beneficiaries will be transitioned to the general Medicaid managed care plans in Louisiana.  The Company has informed the Louisiana Department that it is not practicable for the Company to accept a shortened term on the New Contract.  The Company and the Louisiana Department are currently discussing reducing the scope of services contained in the RFP to be rendered under the New Contract such that they are comparable to the services rendered by the Company under the Current Contract, with a reduced term ending November 30, 2015.  The Company cannot predict whether it will reach an agreement with the Louisiana Department.  Accordingly, there is no assurance that the Company and the Louisiana Department will be able to reach an agreement on the New Contract. In the event agreement is not reached on the New Contract, the Current Contract would expire on February 28, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGELLAN HEALTH, INC.

Date: November 19, 2014	By:	/s/ Jonathan N. Rubin
		Name:	Jonathan N. Rubin
		Title:	Executive Vice President and Chief Financial Officer